EXHIBIT 99.1
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LaSalle Hotel Properties
3 Bethesda Metro Center, Suite 1200
Bethesda, MD 20814
Ph.  (301) 941-1500
Fax (301) 941-1553
www.lasallehotels.com


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           LASALLE HOTEL PROPERTIES ACQUIRES THE ONYX HOTEL
              Luxury Full-Service Hotel is Located in the
                   Heart of Historic Downtown Boston


     BETHESDA, MD, MAY 18, 2005 -- LaSalle Hotel Properties (NYSE: LHO) today announced it has acquired the Onyx Hotel for approximately $28.6 million. The Onyx Hotel is an urban, luxury full-service hotel with 112 well-appointed guestrooms. The hotel opened in May 2004 and is located in historic downtown Boston in an up and coming area called Bullfinch Triangle, one block from the highly anticipated Rose Kennedy Greenway. The hotel is also three blocks from the Fleet Center (TD Banknorth Garden); Boston's premiere sports and entertainment venue and within a short walk of historical landmarks such as Faneuil Hall and Bunker Hill. The Onyx Hotel will continue to be managed by Kimpton Hotel & Restaurant Group, LLC, which also manages the Company's five DC Urban Collection hotels.

     The Onyx Hotel opened in May 2004 and has already received AAA's Four Diamond rating for outstanding amenities and high-level services. The hotel offers wireless high-speed internet access throughout the hotel, as well as other amenities and services including the Ruby Room, a 45-seat bar and lounge serving breakfast and dinner, valet parking, 24-hour room service and complimentary weekday morning Town-car service.

     The Bullfinch Triangle area is experiencing tremendous commercial and residential redevelopment due to the completion of the Central Artery/Tunnel Project ("Big Dig"), which resulted in the elimination of the raised highway and made a significant amount of site area available for development. The Rose Kennedy Greenway, a major project occurring one block from the Onyx Hotel, is a large park area currently being developed which is helping to recreate the Bullfinch Triangle area.

     "We are very pleased to have acquired this newly constructed luxury urban property strategically located in downtown Boston," said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. "The Onyx Hotel's location benefits from Boston's financial, entertainment and historic centers, making the hotel's downtown Boston location attractive for both business and leisure travelers. Given Boston's already strong occupancy levels in the mid-70s, the city should continue to provide the opportunity to grow ADR. The strength of the market should also allow the Onyx Hotel, which has been open for only one year, to grow rate and occupancy to stabilized levels over the next couple of years."

     The hotel will continue to be managed by Kimpton Hotel & Restaurant Group, LLC, which also manages the Company's DC Urban Collection, which consists of the Topaz Hotel, Hotel Madera, Hotel Rouge, Hotel Helix and Hotel George. Kimpton operates upscale urban hotels in the U.S. and Canada and has had a strong relationship with LaSalle since 2001.






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     "We are excited to expand our long-standing relationship with
Kimpton," continued Mr. Bortz. "They are very knowledgeable of the unique urban hotel market and have substantial experience operating distinctive independent properties like the Onyx Hotel and our DC Urban Collection."

     Thomas LaTour, Chairman and CEO of Kimpton said, "Kimpton values its association with LaSalle Hotel Properties. They understand what Kimpton strives to achieve with each hotel and supports our company initiatives. The Onyx Hotel continues to show excellent growth potential as a top-performing urban hotel in the Kimpton portfolio. We are confident that LaSalle Hotel Properties' support will ensure the property's success."

     The impact of the Onyx Hotel acquisition will not affect the Company's per share outlook that was provided on April 20, 2005 due to the early ramp-up of the hotel's performance in 2005. As a result, the Company's 2005 per share outlook remains unchanged.


ABOUT KIMPTON
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     Founded by Bill Kimpton in 1981, San Francisco-based Kimpton Hotels &
Restaurants is a unique collection of urban hotels coupled with chef-driven, destination restaurants. While all Kimpton Hotels are thoughtfully appointed and managed to help guests maintain and enrich their lifestyles on the road, each is individually designed to reflect the energy, personality, and pulse of its distinct location, history, and architectural style. Featuring highly personalized guest services, comforting in-room amenities, and one-of-a-kind specialty rooms and suites, Kimpton Hotels provide travelers with welcoming atmospheres that embrace its signature elements of care, comfort, style, flavor, and fun. Kimpton takes pride in its social responsibility, supporting select like-minded partners and is a leader in ecological practices. Kimpton currently operates 39 urban hotels with restaurants throughout the United States and Canada. This includes the recently opened Onyx Hotel in Boston, 70 Park Avenue in New York City, and the Hotel Solamar in San Diego. Kimpton will re-launch the Mayfair Hotel & Spa in Coconut Grove, Miami in late summer of 2005 and additional projects are underway in South Beach, Dallas, Virginia and the Washington D.C. area.

For more information, please visit www.kimptonhotels.com or call 1-800-
KIMPTON.

     LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 22 upscale and luxury full-service hotels, totaling approximately 6,800 guest rooms in 14 markets in 10 states and the District of Columbia. The Company focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including, Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Sandcastle Resorts & Hotels, Davidson Hotel Company, and the Kimpton Hotel & Restaurant Group, LLC.
















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Certain matters discussed in this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are listed in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and subsequent SEC reports and filings. LaSalle assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.



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ADDITIONAL CONTACTS:
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     Hans Weger, Chief Financial Officer, LaSalle Hotel Properties
     - 301/941-1500





  For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com









































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